SCHEDULE 14C INFORMATION

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Securities Exchange Act of 1934

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IMPORTANT NEWS ABOUT CNI CHARTER FUNDS

March 31, 2009

To the Shareholders of the AHA Full Maturity Fixed Income Fund:

CNI Charter Funds re-appointed Boyd Watterson Asset Management, LLC as sub-adviser to a portion of the AHA Full Maturity Fixed Income Fund, effective December 31, 2008.

Boyd Watterson has served as a sub-adviser to the Fund since December 2005.  However, under the Investment Company Act of 1940, the December 31 purchase of Boyd Watterson by Titanium Asset Management automatically terminated its prior sub-advisory agreement with respect to the Fund.  There will be no increase in fees to the Fund and its shareholders as a result of this re-appointment.

Robert W. Baird & Company Incorporated continues to manage a portion of the Fund.  CCM Advisors, LLC continues to serve as investment adviser to the Fund.

The next few pages of this package feature more information about Boyd Watterson.  Please take a few moments to read them.  Call us at (888) 889-0799 if you have any questions.

On behalf of the Board of Trustees, I thank you for your continued investment in CNI Charter Funds.

Sincerely,

Richard Weiss
President & Chief Executive Officer

CNI CHARTER FUNDS

INFORMATION STATEMENT
TO SHAREHOLDERS OF THE
AHA FULL MATURITY FIXED INCOME FUND

This document is an Information Statement and is being furnished to shareholders of the AHA Full Maturity Fixed Income Fund (the “Fund”), a series of CNI Charter Funds (the “Trust”), in lieu of a proxy statement pursuant to the terms of an exemption order issued by the Securities and Exchange Commission (the “SEC”).  CCM Advisors, LLC (“CCMA”) serves as the investment adviser for the Fund.  The exemption order permits CCMA and the Board of Trustees of the Trust (the “Board”) to employ additional sub-advisers, terminate sub-advisers, and modify sub-advisory agreements without prior approval of the Fund’s shareholders.

The Board reviews advisory and sub-advisory agreements annually.  In addition, under the SEC order, if CCMA and the Board retain a new sub-adviser, the Trust is required to provide an Information Statement to shareholders of the affected portfolios of the Trust explaining the change.

This Information Statement is being mailed on or about March 31, 2009 to the shareholders of the Fund as of March 1, 2009.  The Fund will pay the expenses of preparing this Information Statement.  Certain information on the share ownership of the Fund is set forth in Appendix A.

WE ARE NOT ASKING YOU FOR A PROXY.
 PLEASE DO NOT SEND US A PROXY.

Re-Appointment of Boyd Watterson Asset Management LLC as a Sub-Adviser to the AHA Full Maturity Fixed Income Fund

On December 10, 2008, the Board approved the re-appointment of Boyd Watterson Asset Management, LLC (“Boyd Watterson”) as sub-adviser to a portion of the AHA Full Maturity Fixed Income Fund (the “Fund”).

Boyd Watterson has served as a sub-adviser to the Fund since December 2005.  On December 31, 2008, Titanium Asset Management Corp. (“Titanium”) purchased the shares of Boyd Watterson from members of its management.  Under the Investment Company Act of 1940, as amended (the “1940 Act”), this transaction automatically terminated Boyd Watterson’s existing sub-advisory agreement with the Fund.  Accordingly, CCM Advisors, LLC (“CCMA”), the investment adviser to the Fund, entered into a new sub-advisory agreement with Boyd Watterson (the “Agreement”), effective December 31, 2008, to continue to manage a portion of the Fund, subject to the supervision of CCMA and the Trust’s Board of Trustees (the “Board”).  The Agreement has substantially the same terms as the previous sub-advisory agreement between CCMA and Boyd Watterson.

No officers of the Trust or trustees of the Trust (each a “Trustee”) are officers, employees, directors, managers or members of Boyd Watterson.  In addition, since the beginning of the Trust’s last fiscal year, no Trustee has had, directly or indirectly, a material interest in Boyd Watterson, any of its parents or subsidiaries or any subsidiaries of a parent of any such entities, and no Trustee has been a party to a material transaction or material proposed transaction to which Boyd Watterson, any of its parents or subsidiaries or any subsidiaries of a parent of any such entities, was or is to be a party.

Considerations by the Board of Trustees

At its December 10, 2008, meeting, in connection with its review of CCMA’s proposed new sub-advisory agreement, the Board considered a variety of matters, including information about Boyd Watterson’s organization, personnel providing services to the Fund, and compensation structure; its investment philosophy and investment process; performance results of the Fund and Boyd Watterson’s portion of the Fund over various periods; Boyd Watterson’s sub-advisory fees with respect to the Fund; and the estimated profitability of Boyd Watterson’s overall relationship with the Fund.  The Board also reviewed information regarding Boyd Watterson’s compliance policies and procedures, disaster recovery and contingency planning, and policies with respect to portfolio trade execution.  The Board noted Boyd Watterson’s indication that it did not expect that its clients would experience any material changes to their relationships with Boyd Watterson or the services offered by Boyd Watterson to them, and that Boyd Watterson’s management, staff, operations, systems and investment process would remain the same following the acquisition by Titanium.

The Board assessed the performance of the Fund and Boyd Watterson’s portion of the Fund compared with the Fund’s benchmarks and the average of all funds in its peer group category selected by Lipper, Inc. for one- and two-year and since-inception periods ended September 30, 2008.  The Board noted that the returns for Boyd Watterson’s portion of the Fund were above those of the Fund as a whole, the average returns of the Lipper Corporate A-Rated Debt Funds classification, the Barclays Capital US Aggregate Bond Index and the Barclays Capital Intermediate US Government/Credit Index for all periods (except for the Barclays Capital US Aggregate Bond Index for the one-year and since-inception periods).

The Board reviewed information regarding the advisory fees charged by Boyd Watterson and noted that Boyd Watterson’s fees for services to the Fund were competitive with the fees it charges other mutual funds for which it serves as sub-adviser, and that Boyd Watterson does not manage any non-investment company accounts with similar mandates to that of the Fund.  The Board also considered that although Boyd Watterson’s sub-advisory fee schedule had no breakpoints, the Fund’s asset levels were relatively small and were not currently likely to lead to significant economies of scale.

The Board reviewed the sub-advisory fees received in the past by Boyd Watterson from the Fund, information prepared by Boyd Watterson relating to Boyd Watterson’s costs and profits with respect to the Fund, and the other benefits received by Boyd Watterson and its affiliates as a result of its relationship with the Fund, including Boyd Watterson’s receipt of sub-advisory fees and the intangible benefits of any favorable publicity arising in connection with the Fund’s performance.

Based on its review, including its consideration of each of the factors referred to above, the Board concluded that the terms of the Agreement were fair and reasonable, and that approval of the Agreement was in the best interests of the Fund’s shareholders.

Boyd Watterson Asset Management, LLC

Boyd Watterson is located at 1801 East Ninth Street, Suite 1400, Cleveland, Ohio 44144, and is owned by members of its management.  Boyd Watterson was founded in 1928 and provides equity and fixed income investment management services to individuals and institutions.  As of January 27, 2009, Boyd Watterson managed assets of approximately $3.1 billion.

Day-to-day management of the portion of the Fund managed by Boyd Watterson is the responsibility of its Fixed Income Group, which establishes Boyd Watterson’s fixed income investment strategy.  Primary responsibility for managing Boyd Watterson’s portion of the Fund has been assigned to David M. Dirk (Vice President, Senior Strategist) and James R. Shirak (Senior Vice President, Lead Fixed Income Strategist), who have been employed by Boyd Watterson since 1996 and 2000, respectively.

Boyd Watterson is a wholly-owned subsidiary of Titanium, which is located at 777 E. Wisconsin Avenue Milwaukee, Wisconsin 53202.  Titanium’s majority shareholder is Clal Finance Ltd. (“Clal Finance”), which owns 68% of Titanium and is located at Rubinstein House, 37 Menachem Begin Road, Tel Aviv 65220, Israel.  Clal Finance is 79% owned by Clal Insurance Enterprises Holdings Ltd., located at 48 Menachem Begin Road, Tel Aviv, 66184, Israel, which in turn is 55% owned by IDB Development Corporation Ltd. (“IDB Development”), located at 3 Azrieli Center, 44th Floor, Tel Aviv, 67023, Israel.  IDB Development is 100% owned by IDB Holding Corporation Ltd., located at the same address as IDB Development.  IDB Holding is 55% owned by Ganden Holdings Ltd., 132 Menachem Begin Road, Tel Aviv-Jaffa, Israel 67011, a private Israeli company.

Terms of Sub-Advisory Agreement

The Agreement will continue in force until December 30, 2010, unless sooner terminated.  The Agreement will continue in force from year to year thereafter with respect to the Fund so long as it is specifically approved at least annually in the manner required by the 1940 Act.

The Agreement will automatically terminate in the event of its assignment (as defined in the 1940 Act) and may be terminated with respect to the Fund at any time without payment of any penalty by CCMA or Boyd Watterson on 60 days’ prior written notice to the other party.  The Agreement may also be terminated with respect to the Fund at any time without payment of any penalty by action of the Board or by a vote of a majority of the outstanding voting securities of the Fund (as defined by the 1940 Act) on 60 days’ prior written notice to Boyd Watterson.  In addition, the Agreement may be terminated with respect to the Fund at any time upon written notice, without payment of any penalty, by CCMA, the Board, or a vote of a majority of the outstanding voting securities of the Fund if Boyd Watterson or any of its officers or directors has breached any representation or warranty in the Agreement or has taken any action which results in a material breach of Boyd Watterson’s covenants under the Agreement.  The Agreement will automatically terminate with respect to the Fund if the Investment Management Agreement between CCMA and the Trust with respect to the Fund is terminated, assigned or not renewed.

Boyd Watterson is entitled to an annual fee for its investment advisory services equal to 0.20% of the average daily net assets of the portion of the Fund it manages.  All sub-advisory fees are paid by CCMA and not the Fund.  In the fiscal year ending September 30, 2008, CCMA paid Boyd Watterson $43,761 in fees for providing sub-advisory services to the Fund.  Because CCMA pays Boyd Watterson out of its own fees received from the Fund, there is no “duplication” of advisory fees paid.  There will be no increase in advisory fees to the Fund and its shareholders in connection with the approval of Boyd Watterson as sub-adviser to a portion of the Fund.

Additional Disclosure Regarding Boyd Watterson

The names and principal occupations of the principal executive officers and directors of Boyd Watterson are listed below:

Name	Principal Occupation/Title
Clyde E. Bartter	Co-Chief Investment Officer
Timothy M. Hyland	Senior Executive Vice President
Brian L. Gevry	CEO/Co-Chief Investment Officer
Michael E. Bee	Senior Executive Vice President
James R. Shirak	Executive Vice President
William A. Spetrino	Executive Vice President
James A. Waler	Executive Vice President / Chief Operations Officer
John Walsh	Chief Compliance Officer

Each of the principal executive officers and directors of Boyd Watterson is located at 1801 East Ninth Street, Suite 1400, Cleveland, Ohio 44144.

Boyd Watterson does not serve as adviser or sub-adviser to any mutual funds other than the Fund.

General Information

The principal executive offices of the Trust are located at 400 North Roxbury Drive, Beverly Hills, California 90210.  The principal executive offices of CCMA are located at 190 South LaSalle Street, Suite 2800, Chicago, Illinois 60603.   The Trust’s administrator is SEI Global Funds Services, Inc., the Trust’s transfer agent is SEI Investments Management Corporation (d.b.a. SEI Institutional Transfer Agency), and the Trust’s distributor is SEI Investments Distribution Co., each of which is located at One Freedom Valley Drive, Oaks, Pennsylvania 19456.  The Trust’s custodian is U.S. Bank, N.A., 50 South 16th Street, Philadelphia, Pennsylvania 19102. Counsel to the Trust is Paul, Hastings, Janofsky & Walker LLP, 515 South Flower Street, Los Angeles, California 90071.

The Trust will furnish, without charge, a copy of the most recent Annual Report and Semi-Annual Report to Shareholders of the Trust upon request. Requests for such reports should be directed to CNI Charter Funds, c/o SEI Investments Distribution Co., One Freedom Valley Drive, Oaks, Pennsylvania 19456, or by calling (888) 889-0799.

APPENDIX A

Shareholders Owning Beneficially or of Record More than 5%
of the AHA Full Maturity Fixed Income Fund - Class N Shares

Shareholder Name and Address	Percentage of Shares Owned as of January 7, 2009
National Financial Services LLC 1 World Financial Center 200 Liberty Street New York, NY 10281-1003	66.80%

Hunter Co FBO Carstens 9 Crut II Pri USD PO BOX 5496 Boston, MA 02206	20.37%

Hunter Co FBO Magowan, Robert W 6 Crut PO BOX 5496 Boston, MA 02206	7.28%

Hunter Co FBO Levitt 7 25 Crat DTD 7 5 1995 PO BOX 5496 Boston, MA 02206	5.53%

Shareholders Owning Beneficially or of Record More than 5%
of the AHA Full Maturity Fixed Income Fund - Institutional Class Shares

Shareholder Name and Address	Percentage of Shares Owned as of January 7, 2009
Baptist Health Care Corporation 1000 W Moreno St. P.O. Box 17500 Pensacola, FL 32522-7500	46.75%

Patterson & Co FBO Dearborn County Hospital 1525 W WT Harris Blvd Charlotte, NC 28288-1151	12.99%

Graham Hospital Building Fund 210 W Walnut St. Canton, IL 61520-2497	11.01%

Lewistown Hospital 400 Highland Avenue Lewistown, PA 17044-1167	10.79%

As of January 7, 2009, the Trustees and officers of the Trust owned of record, in aggregate, less than 1% of the outstanding shares of the Fund.